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                                  FORM 8-A/A No. 2

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ------

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                       GLOBAL PHARMACEUTICAL CORPORATION
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            (Exact name of registrant as specified in its charter)

                Delaware                                    65-0403311
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(State of incorporation or organization)                   (I.R.S. Employer
                                                          Identification No.)



     Castor & Kensington Avenue
     Philadelphia, Pennsylvania                                    19124
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(Address of principal executive offices)                        (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                           Name of each exchange on which
to be so registered                           each class is to be registered
--------------------                          -------------------------------
  Not Applicable                                     Not Applicable


         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

      Securities Act Registration file number to which this form relates:
                                  33-99310-NY
                                  -----------

       Securities to be registered pursuant to Section 12(g) of the Act:

                                 Common Stock
                             --------------------
                               (Title of Class)


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Item 1. Description of Registrant's Securities to be Registered

                  The description under the heading "Description of Capital Stock" relating to the Registrant's Common Stock, $.01 par value per share, and Preferred Stock, $.01 par value per share, on pages 56-58 of the Prospectus, dated December 19, 1995, contained in Registrant's Registration Statement on Form SB-2 (File No.33-99310-NY), is incorporated herein by reference. The Board of Directors of the Registrant has subsequently authorized and the Registrant has issued two series of its Preferred Stock, as follows:

         The Registrant has sold an aggregate of 13,350 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") and approximately 50,000 shares of its Series B Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"). Holders of the Preferred Stock are entitled to receive, prior to and in preference to any distribution of the assets or surplus funds of the Registrant to the holders of Common Stock of the Registrant, the Liquidation Value ($100.00 per share) for each share of Preferred Stock held by such holders, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Registrant. The Preferred Stock may also be redeemed at the Liquidation Value at the option of the holder, among other options, if the Registrant breaches or fails to comply with its obligations under the respective Certificates of Designation or the stock purchase agreements for the Series A Preferred Stock and the Series B Preferred Stock. Without the affirmative vote or written consent of not less than a majority of the outstanding shares of both the Series A Preferred Stock and the Series B Preferred Stock, the Registrant cannot reclassify any Common Stock into shares having any preference or priority as to assets that is superior to or on a parity with any such preference or priority of the Preferred Stock. The Registrant has further agreed to cause one member of its Board of Directors to be a person designated by the holders of not less than a majority of the outstanding shares of the Series B Preferred Stock. In addition, the Preferred Stock is convertible at the option of each holder at any time after the date of the issuance of the Preferred Stock into such number of fully paid and nonassessable shares of the Registrant's Common Stock as is determined by dividing the Liquidation Value by the Conversion Price (as defined in the respective Certificates of Designation for the Series A Preferred Stock and the Series B Preferred Stock).



                                      -1-

0397467

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Item 2. Exhibits


        1.   Specimen certificate for Registrant's Common Stock.*

        2.   Restated Certificate of Incorporation of the Registrant.*

        3.   By-Laws of the Registrant, as amended to date.*

        4. Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of Global Pharmaceutical Corporation.

        5. Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of Global Pharmaceutical Corporation.
















    * Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).